PIEDMONT MINING COMPANY ANNOUNCES NEW DIRECTOR

Reno, NV – March 19, 2007 - Piedmont Mining Company, Inc. (OTC BB: PIED) today announced that Ian C. MacDonald will be joining Piedmont’s Board of Directors. Mr. MacDonald has had more than 30 years of experience in precious metals trading and investment banking. His areas of expertise include mine financing, hedging, derivatives, hedge fund operations, foreign exchange, commercial banking and central bank operations.

Prior to establishing his own precious metals advisory service, Mr. MacDonald was Vice President and Manager of the Global Precious Metals department of Commerzbank AG in New York, where he managed their precious metals operations and dealings with central banks, mines, funds and industrial users of precious metals. He established the precious metals department for Commerzbank AG in New York in 1999.

From 1982 to 1998, Mr. MacDonald served with Credit Suisse where he was the Manager of their Precious Metals Division and established the precious metals operations for their New York branch in 1982. He was then Executive Vice President of MKS Finance (USA) Inc., a Geneva based corporation providing advice to precious metals clients. He was a Director of Billiton (UK) Ltd. for 10 years and a Director of The Gold Institute in Washington, DC for 15 years. He was also a Member of the COMEX Division of the New York Mercantile Exchange for 20 years, where he served on their Metals Advisory Committee.

Mr. MacDonald has spoken at many industry conferences. He has made numerous appearances on CNBC, CNN and Public Television and has been quoted in Reuters, Investors Daily, the Wall Street Journal and other business publications. He holds a BA degree in Business (Marketing) from Highbury College in England. He is also a graduate of the Royal Marine Officer Training School in England and served for more than 3 years in the Royal Marine Commandos.

About Piedmont:

Piedmont is an exploration stage company, exploring for gold and silver exclusively in the state of Nevada. It has entered into earn-in agreements with experienced exploration groups on 6 gold and/or silver properties in Nevada. Its Common Stock is traded on the OTC Bulletin Board under the symbol: PIED.

The Company is including the following cautionary statement in this news release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Certain forward-looking statements herein involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. These include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions that are other than statements of historical facts. These forward-looking statements are based on various assumptions, many of which are based upon further assumptions. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections will be achieved or accomplished.

Piedmont Mining Company, Inc.	Reno, Nevada

www.piedmontmining.com

Contact:	Investor Relations:
Robert Shields:	212-734-9848	Susan Hahn & Associates: 212-986-6286